Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Avenue Entertainment Group, Inc.


We consent to incorporation by reference in Registration Statement No. 333-37397 on Form SB-2 of Avenue Entertainment Group, Inc. of our report dated April 3, 1998 relating to the consolidated balance sheet of Avenue Entertainment Group, Inc. as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and the five-month period ended December 31, 1996, which report appears in Form 10-KSB for the year ended December 31, 1997 of Avenue Entertainment Group, Inc.


                                                KPMG Peat Marwick LLP


New York, New York
April 14, 1998